Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126902) pertaining to the Pike Holdings, Inc. 2002 Stock Option Plan A, Pike Holdings, Inc. 2002 Stock Option Plan B, and Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan of Pike Electric Corporation, formerly Pike Holdings, Inc., of our report dated September 13, 2005, with respect to the consolidated financial statements of Pike Electric Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2005.
/s/ Ernst & Young LLP
Greensboro, North Carolina
September 27, 2005